Exhibit 5.1

Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101-3099	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

June 11, 2025

DeFi Development Corp.

6401 Congress Avenue, Suite 250

Boca Raton, FL 33487

Re:	Registration Statement on Form S-1 filed by DeFi Development Corp.

Ladies and Gentlemen:

We have acted as counsel to DeFi Development Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”) for the registration of the resale from time to time of up to: 12,375,896 shares of Common Stock (the “Securities”) held by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), which consists of up to:

(1)	4,306,527 shares of Common Stock issuable upon the conversion of the Notes (the “Conversion Shares”),

(2)	2,447,102 shares of Common Stock issuable upon the exercise of Warrant 1 held by the Selling Stockholders (the “Warrant 1 Shares”).

(3)	1,957,648 shares of Common Stock issuable upon the exercise of Warrant 2 held by the Selling Stockholders (the “Warrant 2 Shares” and, together with the Warrant 1 Shares, the “Warrant Shares”);

(4)	2,210,866 May Shares; and

(5)	1,453,753 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants (the exercise of which are contingent on the Company’s receipt of stockholder approval in accordance with Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”)).

Capitalized terms defined in the Registration Statement and used (but not otherwise defined) herein are used herein as so defined.

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

June 11, 2025

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. For purposes of the opinions expressed below, we also assume that the Registration Statement and any amendments or prospectus supplements relating thereto shall have become and be effective pursuant to timely filings under the Securities Act.

Based upon the foregoing examination and in reliance thereon, and subject to (a) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Securities have been duly authorized and are, or in the case of the Warrant Shares, the Pre-Funded Warrant Shares and the Conversion Shares, when issued and paid for upon the exercise of the applicable Warrant 1, Warrant 2 or Pre-Funded Warrants (following Stockholder Approval), respectively, in accordance with their terms and the terms of the Securities Purchase Agreement or May Securities Purchase Agreement, as applicable, or the conversion of the Notes in accordance with their terms and the terms of the Securities Purchase Agreement, will be, validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following exclusions and qualifications:

(a)	Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of Delaware, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

June 11, 2025

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP